AMENDMENT NO. 2 TO CERTIFICATE OF DESIGNATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
JET.AI INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Jet.AI Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the "**Corporation**"), hereby certifies that:

1. This Amendment to the Certificate of Designations of Series B Convertible Preferred Stock shall be effective as of the time of filing by the Delaware Secretary of State.

2. The following resolution was duly adopted by the Board of Directors of the Corporation (or a duly authorized committee thereof) as required by Section 151 of the General Corporation Law of the State of Delaware (the "**DGCL**").

3. The Corporation and holders of at least ninety percent (90%) of the outstanding shares of Series B Preferred Stock have approved this amendment.

NOW, THEREFORE, BE IT RESOLVED, Section 31(r) of the Certificate of Designations is amended and restated as follows:

"(r) "**Conversion Price"** means, with respect to any Conversion that price which shall be the lower of (A) $1.63, or (B) 90% (or, if (x) the Common Stock is suspended from trading on or delisted from the Principal Market at any time after the Initial Issuance Date (whether or not subsequently cured), 80%) of the lowest daily VWAP of the Common Stock during the period beginning on the Trading Day immediately after the day on which the applicable Holder receives the shares of Common Stock issuable upon conversion of the Preferred Shares ("Conversion Shares") and ending on the Trading Day on which the aggregate dollar volume of the Common Stock traded on the Principal Market exceeds the product of the Conversion Amount set forth on the applicable Conversion Notice multiplied by seven (7), subject to a five (5) Trading Day minimum (such period, the "Conversion Measuring Period"); provided, however, that each day on which (i) the Common Stock has been suspended for trading on all Eligible Markets, (ii) Conversion Shares cannot be sold by the Holder because of violation of Section 32 by the Company, or (iii) Conversion Shares are not delivered after the Share Delivery Deadline, shall be excluded from the Conversion Measuring Period. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such Conversion Measuring Period."

IN WITNESS WHEREOF, the undersigned has executed this Amendment to Certificate of Designations of the Series B Convertible Preferred Stock of Jet.AI Inc. on this 8th day of December, 2025.

JET.AI INC.

By: */s/ Mike Winston*
Name: Mike Winston
Title: Interim CEO